Exhibit 4.2

Secure Computing Corporation

2000 STOCK PLAN

(As Amended through May 10, 2007)

I.	PURPOSE

Secure Computing Corporation (the “Company”) 2000 Stock Plan is intended to encourage stock ownership by officers and other key employees of the Company and of its subsidiaries, to provide them with a proprietary interest or to increase their proprietary interest in the Company’s success and/or to encourage them to remain in the employ of the Company or any of its subsidiaries. The 2000 Stock Plan was originally adopted by CipherTrust, Inc. which the Company acquired on August 31, 2006.

II.	DEFINITIONS

Where the following words appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates a contrary meaning:

A.	Award – An Option or Stock Award granted in accordance with the terms of the Plan.

B.	Award Agreement – A Stock Award Agreement and/or Option Agreement.

C.	Board of Directors – The Board of Directors of the Company.

D.	Code – The Internal Revenue Code of 1986, as amended, including amendments hereafter adopted.

E.	Committee – The Compensation Committee of the Board of Directors or any successor Committee appointed by the Board of Directors. In the absence of the appointment of the Committee, the Board of Directors of the Company shall exercise all of the powers of the Committee under the Plan.

F.	Company – Secure Computing Corporation, a Delaware corporation, the successor corporation to CipherTrust, Inc., a Georgia corporation.

G.	Employee – Employee shall mean any officer or other key employee (including an officer or other key employee who is also a director) employed on a full time basis by the Company or any present or future Parent or Subsidiary.

H.	ISO – An option granted under the Plan which constitutes an incentive stock option within the meaning of Section 422 of the Code.

I.	Non-Qualified Stock Option or NQSO – An option granted under the Plan which does not qualify as an ISO.

J.	Option – An option granted under the Plan which may be either an ISO or a Non-Qualified Stock Option.

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K.	Option Agreement – The document setting forth the terms and conditions of each Option.

L.	Optionee – The holder of an Option.

M.	Parent – Parent shall mean any present or future corporation as defined in Subsections 424(e) and (g) of the Code.

N.	Participant – Any holder of one or more Options or Stock Awards or the Shares issuable or issued upon exercise of such Options or Stock Awards under the Plan.

O.	Plan – Secure Computing Corporation 2000 Stock Plan, as the same may be amended from time to time in accordance with the terms hereof.

P.	Qualifying Performance Criteria – Any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, a Parent or Subsidiary, or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any Parent or Subsidiary’s or business unit’s strategic plan); (xxiii) improvement in workforce diversity, and (xxiv) any other similar criteria as may be determined by the Committee. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any gains or losses classified as extraordinary or as discontinued operations in the Company’s financial statements.

Q.	Shares – The shares of common stock of the Company, $.001 par value, subject to adjustment and substitution as provided in Paragraph V of the Plan.

R.	Stock Appreciation Right – A right to receive cash and/or Shares based on a change in the fair market value of a specific number of Shares granted under Paragraph IX.

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S.	Stock Award – A Stock Grant, a Stock Unit or a Stock Appreciation Right granted under Paragraphs VIII or IX below or other similar awards granted under the Plan (including phantom stock rights).

T.	Stock Award Agreement – A written agreement, the form(s) of which shall be approved from time to time by the Committee, between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

U.	Stock Grant – The award of a certain number of Shares granted under Paragraph VIII below.

V.	Stock Unit – A bookkeeping entry representing an amount equivalent to the fair market value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise explicitly provided for by the Committee.

W.	Subsidiary – Any present or future subsidiary of the Company as defined in Subsections 424(f) and (g) of the Code.

III.	ADMINISTRATION.

A.	The Committee shall have full and complete authority in its sole discretion, but subject to the express provisions of the Plan: to grant Awards; to determine the exercise or purchase price, if any, of the Shares covered by each Award; to determine the Employees of the Company and of its Subsidiaries to whom, and the time or times at which, Awards shall be granted; to determine the number of Shares to be covered by each Award; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of each Award grant and Award Agreement (which terms need not be identical); to determine the vesting schedule of each Award (including the acceleration thereof); to cancel and amend Awards (with the consent of the holder of the Award where required); to impose such conditions on the grant of Awards as it determines to be appropriate, including the surrender of outstanding Awards issued under the Plan or any other stock plan, regardless of the price; and to make all other determinations and rules and such other action deemed necessary or advisable for the administration of the Plan. In addition, the Committee may extend the duration of any NQSO for a period not to exceed one year subject to the provisions of Paragraph VI B hereof without changing the Award price upon such terms as the Committee may deem advisable.

B.	Each determination, interpretation, rule or other action made or taken pursuant to the Plan by the Committee shall be final and conclusive for all purposes and binding upon all persons, including, but without limitation thereto, the Company, Subsidiaries, the Board of Directors, the Committee, Employees of the Company and its Subsidiaries and Participants and their respective successors in interest.

C.

The Committee shall consist of not less than two (2) directors. In the event any class of equity security of the Company is registered pursuant to Section 12 of the Securities Exchange Act of 1934 (“34 Act”), each member of the Committee shall be a member of the Board of Directors who is not eligible to participate under the Plan and who has not been granted or awarded equity

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securities of the Company for at least one year prior to the time the director becomes a member of the Committee or during such service on the Committee pursuant to the Plan or any other “plan” within the meaning of Rule 16b-3 promulgated under the 34 Act, except as otherwise permitted under Rule 16b-3 (or any successor rule or regulation).

D.	The Board of Directors may designate one (1) of the members of the Committee as its chairperson and the Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting at which a quorum was present. Any decision or determination reduced to writing and signed by all the members of the Committee shall be effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

E.	No member of the Committee shall be liable for any action or determination made in good faith with respect to the administration of the Plan and the granting of Awards thereunder.

IV.	ELIGIBILITY AND LIMITATIONS.

Awards may be granted only to Employees of the Company or of any Subsidiary or Parent. Persons who are not Employees of the Company or of a Subsidiary or Parent will not be eligible to receive an ISO. In determining the number of shares to be covered by each Award, subject to Paragraph V hereof, and persons to whom Awards shall be granted, the Committee shall take into account such factors as it shall deem relevant in connection with accomplishing the purpose of the Plan as set forth in Paragraph I hereof. Any person who has been granted an Award may be granted an additional Award or Awards if the Committee shall so determine. No ISO shall be granted to an individual who, at the time the ISO is granted, owns (within the meaning of subsection 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Parent or any Subsidiary, unless, at the time the ISO is granted, the Award price is at least 110 percent (110%) of the fair market value of the Shares subject to the ISO, and the ISO by its terms is not exercisable after the expiration of five (5) years from the date the ISO is granted.

A.	ISOs granted to an Optionee in excess of the limitations set forth in subsection 422(d) of the Code for any calendar year shall be deemed to be a Non-Qualified Stock Award.

B.	Each Award must be granted prior to the 10th anniversary of the adoption of the Plan by the Board of Directors.

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C.	So long as the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code, no Employee may be granted one or more Options or Stock Awards within any fiscal year of the Company to purchase more than 750,000 Shares, subject to adjustment under Paragraph V.B. If an Award is cancelled without being exercised or if the option price of an Option is reduced, that cancelled or repriced Award shall continue to be counted against the limit on Awards that may be granted to any individual under this Paragraph IV.C.

V.	AVAILABLE SHARES AND STOCK ADJUSTMENTS.

A.	The total number of Shares that may be issued pursuant to Awards granted under the Plan shall not exceed 7,000,000 Shares, subject to adjustment as set forth hereinafter. Shares subject to the Plan may be either authorized but unissued Shares or Shares that were once issued and subsequently reacquired by the Company. If an Award is terminated, expires, or otherwise becomes unexercisable without having been exercised in full or otherwise without the Shares covered by the Award having been issued in full, the unpurchased or unissued Shares that were subject to the Award shall revert to the Plan and shall again be available for future issuance under the Plan. The Company will reserve and keep available a sufficient number of authorized but unissued Shares and/or treasury Shares to be issued upon the exercise of the Options.

B.	In the event of a stock split, reverse stock split, stock dividend, or a reclassification of the Shares or other similar action by the Company, the total number of Shares which may be issued under the Plan, the number of Shares that may be granted to any individual under the Plan, including under Paragraph IV.C. of the Plan and the total number of Shares and/or the option price or purchase or repurchase price, if any, of any outstanding Option or Stock Award, shall be proportionately adjusted by the Board of Directors. Any such adjustment in the number of Shares and/or option price of an ISO shall be made in such manner as to not constitute a modification as defined in Subsection 424(h)(3) of the Code and only to the extent permitted by Sections 422 and 424 of the Code.

C.	In the event of any merger or consolidation or other reorganization in which the Company shall be the surviving entity and its stockholders retain all of the Shares held immediately prior to such event and receive no securities or other property, there shall be no change in the securities or the number of Shares covered by outstanding Awards or the option, purchase or repurchase price of any outstanding Awards.

D.	In the event of any merger or consolidation or other reorganization ‘in which the Company shall be the surviving entity and its stockholders have a right to receive securities for or other property in addition to, the outstanding Shares held, each holder of an outstanding Award shall be entitled to receive, upon the exercise, vesting or settlement of the Award, in lieu of the number of Shares as to which such holder of the Award would otherwise have been entitled to receive upon the exercise, vesting or settlement of the Award immediately prior to such merger or consolidation or other reorganization, the number and class of shares and other securities and other property to which such holder of the Award would have been entitled to receive (or retain) pursuant to the terms of the merger or consolidation or other reorganization if, at the time of such merger or consolidation or other reorganization, such holder of the Award had been the holder of record of a number of Shares equal to the number of Shares to which such Award then covers. Comparable rights shall accrue to each holder of an Award in the event of successive mergers or consolidations or other reorganizations.

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E.	In the event of any merger or consolidation or other reorganization, in which the Company is not the surviving corporation and the stockholders of the Company shall not receive any equity securities of the surviving entity (or its Parent) for their Shares, except as hereinafter set forth, all Awards (whether or not vested in whole or in part) which have not been exercised or settled prior to or upon such event, shall terminate upon such event unless and to the extent the Board of Directors shall have provided for the substitution of other Awards for, or for the assumption by the surviving corporation (or its Parent) of any unexercised, unvested or unsettled Awards then outstanding. Such action by the Board of Directors may be taken with respect to ISO’s only to the extent permitted by the Code, including Sections 422 and 424. Except to the extent the Board of Directors shall have provided for the substitution of other Awards for, or for the assumption by another corporation of, any unexercised, unvested or unsettled Awards then outstanding or shall have specifically otherwise provided as permitted by this Subparagraph E, the Awards which have not vested shall not become exercisable or settleable upon such event and all outstanding Awards shall expire upon such event.

F.	In the event of any merger or consolidation or other reorganization in which the Company is not the surviving entity and in which its stockholders shall receive equity securities regardless of whether they receive other property) for their Shares, each holder of an outstanding Award shall be entitled to receive, upon the exercise, vesting or settlement of the Award, in lieu of the number of Shares as to which such holder of the Award would otherwise have been entitled to receive upon the exercise, vesting or settlement of the Award immediately prior to such merger or consolidation or other reorganization, the number and class of shares and other securities and other property to which such holder of the Award would have been entitled to receive pursuant to the terms of the merger or consolidation or other reorganization if, at the time of such merger or consolidation or other reorganization, such holder of the Award had been the holder of record of a number of Shares equal to the number of Shares to which such Award then covers. Comparable rights shall accrue to each holder of an Award in the event of successive mergers or consolidations or reorganizations.

G.	Upon the dissolution or liquidation of the Company, all Awards, whether or not vested in whole or in part, which have not been exercised prior to such event shall terminate upon such event.

H.	Any adjustments pursuant to this Paragraph V may provide for the elimination of any fractional interest which might otherwise become subject to an Award, with or without consideration, as determined by the Board of Directors.

VI.	OPTION TERMS.

The Options will be granted under terms and conditions set forth in a written instrument as determined by the Committee from time to time. The Options will include (but not by way of limitation) the following:

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A.	Price and Payment. The purchase price of each Share covered by each Option as determined by the Committee. The purchase price of each Share covered by an ISO shall not be less than the fair market value of a Share at the time of the granting of the Option. The purchase price of each Share covered by NQSO may be less than or more than the fair market value of a Share at the time of the granting of the Option. The purchase price of the Shares to which an Option shall be exercised shall be paid in full at the time of the exercise in cash or by check, subject to collection. With respect to Options granted to Employees of the Company, the Committee may also provide that the purchase price may be paid in whole or in part by assigning to the Company a number of Shares having a fair market value, determined as of the date the Option is exercised, equal to the amount of the purchase price for the Shares being acquired upon the exercise of the Option which the Committee permits to be paid by the assigning of Shares to the Company. In such event, the Committee may, in its sole discretion, require certain representations and other conditions precedent to the acceptance of the Shares from the Optionee.

B.	Duration. The duration of the Options shall be as determined by the Committee, but in no event shall an Option granted hereunder be exercisable after the earliest of any of the following dates: (i) the expiration of ten (10) years from the date the Option is granted; (ii) one (1) year after the cessation of employment of the holder of the Option with the Company, any Subsidiary, or the Parent, except in the event of termination of such employment by reason of disability, death or retirement; (iii) two (2) years after the cessation of such employment in the event of termination of employment due to death, disability (within in the meaning of Subsection 422(c)(6) of the Code) or retirement. The Committee’s determination as to whether such employment of an Optionee has ceased and the effective date thereof shall be final and conclusive on all persons affected thereby. Whether military or other government or eleemosynary service or other leave of absence will constitute termination of such employment shall be determined in each case by the Committee in its sole discretion.

C.	Non-transferability. ISO’s granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution or as otherwise permitted pursuant to the Code. ISOs may be exercised during the lifetime of the Optionee only by the Optionee personally or by the Optionee’s legal representative.

D.	Exercise of Option. Options granted hereunder shall be exercisable in whole or in part as determined by the Committee.

E.

Conditions to Exercise of Options. Shares shall not be issued with respect to any Option granted under the Plan unless the issuance and delivery of such Shares shall comply with (or be exempt from) all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange or nation market system on which the Shares may then be listed. If the issuance or transfer of Shares to be issued or issued pursuant to any Option granted under the Plan may in the opinion of counsel to the Company conflict or be inconsistent with or not be permitted under any applicable law or regulation of any governmental agency having jurisdiction, including, without limitation, regulations promulgated pursuant to federal and state securities laws, the Company reserves the right to delay the issuance of the Shares upon the exercise of an Option and such delay shall be without liability to or other obligation of

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the Company. The Company shall have no obligation hereunder to file registration statements or other reports or notices or obtain any license or permit or exemption under any federal or state law with respect to the grant of an Option or the issuance of Shares upon the exercise of an Option or the transfer of such Shares at any time thereafter. The Board of Directors or Committee may require that the holder of an Option, as a condition to each exercise of the Option in whole or in part to represent to the Company in writing that the Shares to be acquired upon the exercise of the Option are to be acquired by the holder of the Option for investment purposes only, for such person’s own account, and not with a view to distribution and make such other representations as counsel to the Company may reasonably request to assure the availability of an exemption from or compliance with the registration, notice, reporting or permitting requirements of applicable federal or state securities laws. The Option may also set forth such other terms and conditions relating to the non registration or qualification of the Shares or the issuance of the Shares by the Company or the transfer of the Shares by the Optionee under the federal and state securities laws, as the Board of Directors or Committee may prescribe. Such representations and other terms and conditions shall continue in effect long as counsel to the Company may reasonably request.

F.	Disposition of Shares. In the event the disposition of Shares acquired upon the exercise of any Option is not covered by a then current registration statement under the Securities Act of 1933, as amended, and under applicable state securities laws, the Shares so purchased shall be restricted against transfer to the extent and for as long as required by such laws and regulations promulgated thereunder or until, and as long as, the Shares are covered by applicable registration statements filed by the Company in its sole discretion.

G.	Tax Withholdings. In any case where the Company, any Subsidiary or the Parent is obliged to account for (i) any tax (or similar liabilities) in any jurisdiction, and/or (ii) employee and/or employer social security contributions (or similar liabilities) in any jurisdiction, by virtue of the exercise, release or assignment of the Option acquisition and holding of Shares (together, the “Tax Liability”), the Company, Subsidiary or the Parent as the case may be, may recover the Tax Liability from the Optionee manner as the Board of Directors shall think fit and (without prejudice to the generality of the foregoing) Shares shall not be transferred to the Optionee unless the Optionee either (iii) made a payment to the Company, Subsidiary or the Parent, as the case may be, of an amount equal to the estimated Tax Liability or (iv) entered into arrangements the Company, Subsidiary or the Parent, as the case may be, to secure that such a payment is made.

H.	National Insurance Contributions Joint Election. Without prejudice to the generality of clause VI above (Conditions to Exercise of Options), the Optionees who are subject to the laws of the United Kingdom may not exercise, release or assign an Option granted under the Plan in any circumstances unless and until the Board of Directors is satisfied that the Optionee has entered into a binding election in the form prescribed by the Company pursuant to which the Optionee assumes liability for the whole of the employers’ National Insurance contributions in respect of share option gains arising from the Option.

I.	Executive Officers. In the event any class of equity security of the Company is registered pursuant to Section 12 of the 34 Act, any election granted to an executive officer (as defined pursuant to rules promulgated under the 1934 Act) of the Parent shall only be made during the period set forth in Rule 16b-3 promulgated under the 1934 Act (or any successor rule or regulation), if any.

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VII.	EXERCISE.

An Option granted hereunder shall be exercisable in whole or in part only by written notice delivered in person or by mail to the President of the Company or such other officer designated by the President, at its principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and other consideration in accordance with the Option. The holder of an Option shall not be deemed to be a holder of any Shares subject to any Option and shall not be entitled to the rights of a holder of any Shares, including the right to vote the Shares and to receive dividends, unless and until such Shares have been issued.

VIII.	STOCK GRANTS AND STOCK UNIT AWARDS.

Each Stock Award Agreement reflecting the issuance of a Stock Grant or Stock Unit shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of such agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each such agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

A.	Consideration. A Stock Grant or Stock Unit may be awarded in consideration for such property or services as is permitted under applicable law, including for past services actually rendered to the Company or a Parent or Subsidiary for its benefit.

B.	Vesting. Shares of Common Stock awarded under an agreement reflecting a Stock Grant and a Stock Unit award may, but need not, be subject to a share repurchase option, forfeiture restriction or other conditions in favor of the Company in accordance with a vesting or lapse schedule to be determined by the Committee.

C.	Termination. In the event of a Participant’s termination of employment for any reason, the Company may reacquire any or all of the Shares held by the Participant which have not vested or which are otherwise subject to forfeiture or other conditions as of the date of termination of employment under the terms of the Stock Award Agreement.

D.	Transferability. Except as determined by the Board of Directors and reflected in the Stock Award Agreement, no rights to acquire Shares under a Stock Grant or a Stock Unit shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution.

IX.	STOCK APPRECIATION RIGHTS.

A.	In General. Stock Appreciation Rights may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. The Committee may grant Stock Appreciation Rights to eligible Participants subject to terms and conditions not inconsistent with the Plan and determined by the Committee. The specific terms and conditions applicable to the Participant shall be provided for in the Stock Award Agreement. Stock Appreciation Rights shall be exercisable, in whole or in part, at such times as the Committee shall specify in the Stock Award Agreement.

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B.	Exercise of Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, in whole or in part, the Participant shall be entitled to a payment in an amount equal to the excess of the fair market value, as determined by the Committee, on the date of exercise of a fixed number of Shares covered by the exercised portion of the Stock Appreciation Right, over the fair market value, as determined by the Committee, on the grant date of the Shares covered by the exercised portion of the Stock Appreciation Right (or if reflected in the Stock Award Agreement, such other amount calculated with respect to Shares subject to the award as the Committee may determine). The amount due to the Participant upon the exercise of a Stock Appreciation Right shall be paid in such form of consideration as determined by the Committee and may be in cash, Shares or a combination thereof, over the period or periods specified in the Stock Award Agreement. A Stock Award Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a Stock Appreciation Right, on an aggregate basis or as to any Participant. A Stock Appreciation Right shall be considered exercised when the Company receives written notice of exercise in accordance with the terms of the Stock Award Agreement from the person entitled to exercise the Stock Appreciation Right.

C.	Transferability. Except as determined by the Board of Directors and reflected in the Stock Award Agreement, no Stock Appreciation Rights shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution.

X.	SECTION 162(m) COMPLIANCE.

Any Stock Award (other than an Option or any other Stock Award having a purchase price equal to 100% of the fair market value of the Shares, as determined by the Committee, on the date such Award is made) that is intended as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code must vest or become exercisable contingent on the achievement of one or more Qualifying Performance Criteria. Notwithstanding anything to the contrary herein, the Committee shall have the discretion to determine the time and manner of compliance with Section 162(m) of the Code as required under applicable regulations and to conform the procedures related to the Award to the requirements of Section 162(m) of the Code and may reduce the number of Shares granted or amount of cash or other property to which a Participant may otherwise have been entitled with respect to an Award designed to qualify as performance-based compensation under Section 162(m) of the Code.

XI.	TERMINATION AND AMENDMENT.

The Board of Directors may at any time terminate the Plan, or make such amendments thereto or modifications thereof as it shall deem advisable, including amendments deemed necessary or desirable to conform any ISO to any change in the Code or regulations thereto provided, however, that the Board of Directors may not, without further approval by the stockholders of the Company, increase the maximum number of Shares for which Awards may be granted under the Plan or change the designation of the class of employees and other persons eligible to receive Awards. In addition, unless approved by the stockholders of the Company, no

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amendment shall be made that would result in a repricing of Options by (x) reducing the exercise price of outstanding Options or (y) canceling an outstanding Option held by a Participant and re-granting to the Participant a new Option with a lower exercise price, in either case other pursuant to Paragraph V.B. of the Plan. No termination, modification or amendment of the Plan shall, without the consent of the Participant to whom an Award shall theretofore have been granted adversely affect the rights of such Participant under such Award without the written consent of such Participant.

XII.	MISCELLANEOUS.

A.	Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Delaware.

B.	Employee/Employer Rights. The granting of Awards hereunder shall be entirely discretionary and nothing in the Plan shall be deemed to give any person any right of continued employment or give any person any right to receive Awards or additional Awards hereunder or interfere in any way with the right of the Company, its Parent or Subsidiary to terminate the Participant’s employment for any reason or the right of the Participant to terminate his/her employment for any reason. Without prejudice to the generality of the foregoing, participation in this Plan is a matter entirely separate from any pension right or entitlement a Participant may have and from their terms and conditions of employment and in particular (but without limiting the generality of the foregoing) any individual who leaves the employment of the Company or its Subsidiaries, or the Parent or who otherwise ceases to be an employee shall not be entitled to any compensation for any loss of any right or benefit or prospective or benefit under the Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office, employment or otherwise howsoever.

C.	ISO Grants. The Plan is intended to provide in part for the grant of ISO’s pursuant to Section 422 of the Code, including amendments thereto hereafter adopted, and the provisions of the Plan as they relate to ISO’s and the ISO’s granted shall be construed to effectuate such purpose. If for any reason it is subsequently determined that an intended to qualify as an ISO does not so qualify, the Company, Parent and Subsidiary shall have no liability to the Participant and such Options shall be deemed to be Non-Qualified Stock Options.

XIII.	EFFECTIVE DATE.

The Plan shall become effective on the date of its adoption by the Board of Directors subject to the approval of the Plan by the stockholders of the Company within twelve (12) months after the date of its adoption. The date of granting of an Award shall be the date on which the Committee makes the determination of granting such Award or such later date as designated by the Committee.

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